Exhibit 2.1

EXECUTION VERSION

FORECLOSURE AND ASSET PURCHASE AGREEMENT

by and among

North Mill Capital, LLC,

Integrated Consulting Group of NY LLC,

The Tuttle Agency Inc.,

The Tuttle Agency of New Jersey, Inc.

Tuttle Specialty Services Inc.,

Segue Search of New Jersey Inc.,

Eric Goldstein,

and

Integrated Consulting Group, Inc.

Dated as of November 12, 2010

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Exhibit A	Amended and Restated Commission Agreement
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Purchase Consideration Allocation
Exhibit D-1	Form of Individual Article 9 Sale Notice
Exhibit D-2	Form of Published Article 9 Sale Notice
Exhibit E	Persons to Whom Article 9 Sale Notices are Being Sent
Exhibit F	Employment Term Sheet for Mark Weiss
Exhibit G	Form of Legal Opinion to Buyer from Borrower’s Counsel
Exhibit H	Form of Assignment of Domain Names
Exhibit I	Form of Assignment of Trade Names
Exhibit J	Form of Non-Compete Agreement
Exhibit K	Amended and Restated Consulting Agreement
Exhibit L	Form of Confidentiality Agreement

Annex 1	Rosenthal Payment Schedule

Borrower Disclosure Schedule

Buyer Disclosure Schedule

Lender Disclosure Schedule

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FORECLOSURE AND ASSET PURCHASE AGREEMENT

FORECLOSURE AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 12, 2010 (the “Execution Date”), by and among Integrated Consulting Group, Inc., a Delaware corporation (“Buyer”), North Mill Capital, LLC., a Delaware limited liability company (“Lender”), Integrated Consulting Group of NY LLC, a New York limited liability company (“Borrower”), The Tuttle Agency Inc., a New York corporation (“TAI”), The Tuttle Agency of New Jersey, Inc., a New Jersey corporation (“TANJ”), Tuttle Specialty Services Inc., a New York corporation (“TSS”), Segue Search of New Jersey Inc., a New York corporation (“Segue” and collectively with TAI, TANJ and TSS, the “Members”) and Eric Goldstein, a resident of the State of New York (“Mr. Goldstein” and collectively with the Members and Borrower, the “Borrower Parties”).  Borrower Parties and Buyer are referred to collectively herein as the “Parties,” and each a “Party.”

WHEREAS, all of the membership interests of Borrower are owned by the Members (collectively, the “Borrower Membership Interests”), and Mr. Goldstein owns all of the outstanding stock of the Members (such stock, collectively, the “Members Stock”);

WHEREAS, Borrower and Lender (as the assignee of Summa Capital Corp. (“Summa”)) are parties to that Financing and Security Agreement, dated October 23, 2009, as amended by that certain amendment dated October 29, 2010, and further amended by that certain Amendment No. 2, dated November 9, 2010 (the “Second Amendment”), and as may be further supplemented, assumed or otherwise modified from time to time (the “Financing Agreement”);

WHEREAS, in connection with the entry into the Second Amendment, Lender and Buyer entered into a participation agreement pursuant to which Buyer agreed to participate in loans made to Borrower under the Financing Agreement;

WHEREAS, pursuant to the Financing Agreement and subject to the terms and conditions therein, Lender agreed to make revolving loans to Borrower in the principal amount of up to $4.0 million (the “Loans”) against receivables that were to be collected by Lender.  The Loans are secured by all of the assets of Borrower, and are guaranteed by (i) the Members, which guaranty is secured by the Borrower Membership Interests, and (ii) Mr. Goldstein, as the indirect owner of Borrower, which guarantee is secured by a collateral assignment to Lender of a life insurance policy on Mr. Goldstein in the amount of $3,000,000;

WHEREAS, the Borrower Membership Interests and the Members Stock have been pledged to Rosenthal (as defined hereinafter) to secure certain obligations owed by the Members and Mr. Goldstein to Rosenthal;

WHEREAS, there have occurred and continue to exist Events of Default under Section 9 of the Financing Agreement, including, but not limited to, the continued failure to: (i) pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with the Financing Agreement; and (ii) make, when due, required payments of F.I.C.A. and withholding taxes and to provide Lender and its predecessor satisfactory proof of payment of such items (collectively, the “Designated Events of Default”);

WHEREAS, as of the open of business on November 12, 2010, the outstanding principal amount of, and accrued but unpaid interest on, and bank fees and expenses on, the indebtedness evidenced by the Loans was approximately $3,436,992.35 (assuming all checks that were deposited and credited against the Borrower’s account as of November 12, 2010 are paid when presented);

WHEREAS, each Borrower Party agrees that all of the Obligations (as defined in the Financing Agreement) to Lender are secured by a properly perfected, first priority lien on the Collateral (as defined in the Financing Agreement);

WHEREAS, by reason of the existence of the Designated Events of Default, Lender presently has the right to realize upon, and exercise its rights with respect to, the Collateral pursuant to the Financing Agreement and the accompanying Loan Documents (as defined hereinafter) and as otherwise provided by applicable law, in addition to all other rights and remedies provided in the Loan Documents or available at law or in equity (such rights being called, collectively, the “Lender Rights”).  Further, in addition to any action heretofore taken by Lender, the existing Designated Events of Default permitted Lender to immediately exercise any and all rights and remedies provided in the Loan Documents and pursuant to applicable law to collect the Obligations and take actions to foreclose, sell and collect the Subject Collateral (as defined hereinafter);

WHEREAS, each Borrower Party agrees that Lender may enforce its rights as a secured creditor as a result of the existence of the Designated Events of Default, including, without limitation, by completing a public foreclosure sale of all of Borrower’s right, title and interest in and to any or all of the tangible and intangible assets subject to Lender’s liens (collectively, the “Subject Collateral”), and further acknowledges and agrees that the anticipated outcome of such steps would be the partial reimbursement of the Obligations owed to Lender;

WHEREAS, the Parties and Lender acknowledge and agree that under the terms and conditions set forth herein, Borrower will maintain control over its business and operations until the Closing Date, it being understood and agreed that on the Closing Date Borrower will relinquish dominion and control over the Purchased Assets (as defined hereinafter) to Buyer;

WHEREAS, the Parties acknowledge and agree that the continued conduct of the business and operations of Borrower with respect to the Purchased Assets would not generate a benefit for creditors;

WHEREAS, the Borrower Parties have been provided with sufficient time and opportunity to consult with attorneys, appraisers and accountants of their choice to obtain advice regarding this Agreement and the value of the Collateral;

WHEREAS, Lender has asked Borrower and Borrower has agreed, to surrender, as of the Closing (as defined hereinafter), possession of the Subject Collateral solely for the purpose of effecting a public foreclosure sale thereof, as and to the extent required in accordance with this Agreement;

WHEREAS, Buyer desires to purchase certain of the Subject Collateral on the terms and subject to the conditions set forth herein; and

WHEREAS, Lender, each Borrower Party and Buyer desire to enter into this Agreement to memorialize their agreement as to Lender’s disposition of the Subject Collateral pursuant to Article 9 (“Article 9”) of the UCC (as defined hereinafter) in a public foreclosure sale and Buyer’s purchase thereof and related matters.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties and Lender hereby agree as follows:

ARTICLE I

BORROWER’S ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS

Section 1.1	Acknowledgment of Factual Matters

(a)          Each Borrower Party acknowledges and confirms the truth and accuracy of the recitals set forth in the recital paragraphs of this Agreement.  Without limiting the generality of the immediately preceding sentence, each Borrower Party acknowledges and confirms: (i) the existence of the Designated Events of Default and (ii) that, by reason of the Designated Events of Default, Lender presently has the right to exercise the Lender Rights.  Further, each Borrower Party acknowledges and confirms that, on Lender’s demand, Lender is entitled to exercise any or all of the Lender Rights and thereupon all of the Obligations will be immediately due and payable to Lender in full, without offset, defense, recoupment or counterclaim, and that no Borrower has any claim or defense of any kind, by way of offset or otherwise, to the payment and performance of all of the Obligations.  Borrower unconditionally promises to pay and perform all Obligations.

(b)          The Borrower Parties hereby (i) acknowledge that each of Loan Documents including those described on Schedule “A” attached to Amendment No. 2 and made a part hereof are, except as specifically provided for herein, in full force and effect and have not been modified, either orally or in writing, by any of Summa or Lender (nor have either Summa or Lender waived any of their rights or claims thereunder, as applicable to the periods when each were the owners of the Financing Agreement and related Loan Documents) and constitute all of the agreements between Lender, Borrower and related parties, (ii) reaffirm and admit the validity and enforceability of the Loan Agreement and related Loan Documents to which it is a party and its obligations thereunder, and agree and admit that it has no claim, counterclaim, cause of action, defense to or offset against any such obligations or against the Lender, its officers, directors, employees or agents (the “Lender Parties”) which, for the purposes of this Amendment No. 2, shall include Summa and its officers, directors, employees or agents relating to the period when Summa was the owner of the Loan Agreement and related Loan Documents), and (iii) represent and warrant that all of the representations and warranties made by each of them in the Loan Agreement and herein are true and correct in all material respects, as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).  The foregoing notwithstanding, to the extent that, as of the date hereof, any such claim, counterclaim, cause of action, defense to or offset may or does exist, the Borrower Parties irrevocably waive, release and discharge same as against the Lender Parties.

Section 1.2	Disposition of Purchased Assets

Borrower hereby consents and authorizes Lender to commence immediately all actions that Lender considers in its sole judgment to be necessary or desirable to effectuate a foreclosure sale of the Purchased Assets.  For purposes of this Agreement, “foreclosure sale” includes, without limitation, Lender’s exercise of its rights in the Purchased Assets as collateral as a secured party after the Borrower’s default, sending notice to certain parties in accordance with the UCC, including, without limitation, to the Borrower, certain other creditors of the Borrower, and other parties identified by Borrower who have expressed interest in acquiring the Borrower’s right title and interest in and to the Purchased Assets, of Lender’s intention to sell the Purchased Assets at a public foreclosure sale pursuant to Article 9 of the UCC (“Article 9 Sale”) and selling the Purchased Assets at such Article 9 Sale; for the avoidance of doubt, “foreclosure sale” shall not mean a judicial sale of the Purchased Assets.  Borrower hereby consents to the foreclosure sale and disposition of the Purchased Assets to be made by Lender to Buyer pursuant to this Agreement or such other agreement providing for the sale of the Purchased Assets, and Borrower represents, warrants and covenants that every aspect of Lender’s disposition of the Purchased Assets in an Article 9 Sale pursuant to this Agreement including the method, manner, time, place and other terms, are commercially reasonable.  Lender is not, pursuant to the terms of this Agreement, taking possession of any of the Purchased Assets, and Borrower will continue to have dominion and control over the Purchased Assets in its possession until the Closing Date, subject to Lender’s rights and remedies under the Loan Documents. On the Closing Date, Borrower will be deemed to have irrevocably abandoned and surrendered to Buyer all possession of, dominion and control over, all rights to collect, and all other rights to sell or otherwise transfer the Purchased Assets, and Lender, upon receipt of a wire transfer of immediately available federal funds in an amount sufficient to satisfy the Obligations in full as required by Section 2.6(c)(iv) hereof, will be deemed to have irrevocably released and terminated any security interest, lien, other encumbrance, claim or right to Borrower’s right, title and interest in the Purchased Assets only and retaining and reserving, unto itself, all other rights and claims under the Loan Documents.

Section 1.3	Surplus

The proceeds of the sale of the Purchased Assets pursuant to this Agreement or any other foreclosure, sale, collection or other disposition of the remaining Subject Collateral shall be applied to repay the Obligations to Lender.  Nothing contained in this Agreement shall require or obligate Lender, to proceed with an Article 9 Sale of the Purchased Assets that does not generate sufficient net cash proceeds to satisfy in full at Closing all amounts required to be paid to Lender in accordance with Section 2.3(e) hereof. To the extent all Obligations set forth in the preceding sentence have been fully and completely paid and satisfied, Lender agrees that any portion of the Purchase Consideration in excess of the Obligations shall be transferred and turned over to Borrower, for payment to each of the Members ratably, with each Member then using any proceeds received to pay Rosenthal for any outstanding obligations owed by any such Member to Rosenthal, or such other Person as may be entitled to such excess proceeds in accordance with applicable law.

Section 1.4	Waiver of Notice and Right to Redeem

Borrower’s agreement to enter into this Agreement is voluntary and has not been induced by coercion of any type.  Borrower irrevocably waives any right to redeem all or any of the Subject Collateral under the UCC or any other applicable law.  Notwithstanding anything to the contrary in this Agreement, Borrower irrevocably waives any right to further notice of any sale or other disposition of the Subject Collateral under Section 9-611 of the UCC or otherwise.  In addition, no authorizations and consents under this Agreement shall constitute Lender’s retention of the Subject Collateral in satisfaction of the Obligations under Section 9-620 of the UCC and, therefore, such authorizations and consents under this Agreement will not extinguish any deficiency hereafter owing by Borrower Parties with respect to the Obligations.

Section 1.5	Liabilities and Liens Remain Outstanding

Lender and Borrower specifically acknowledge and agree that the Loans and other Obligations shall remain outstanding, and Lender does not release any, but instead specifically reserves all, security interests, liens and other encumbrances and rights, including, without limitation, Lender Rights, relating thereto, in all assets and Collateral described in the Loan Documents which are not included in the Purchased Assets and not sold to and paid for by Buyer pursuant to this Agreement, including, without limitation, all of the Excluded Assets.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1	Purchase and Sale of Assets

On and subject to the terms and conditions of this Agreement, at the Closing, Lender shall, sell, assign, transfer, and convey to Buyer, without recourse, warranty or representation of any kind except as specifically set forth herein, and Buyer shall, purchase and acquire from Lender, free and clear of all Encumbrances, other than Assumed Liabilities, all of Borrower’s right, title and interest, as of the Closing, in and to the following assets, properties and rights that are used in connection with the Business as currently conducted by Borrower and which constitute part of the Collateral (collectively, the “Purchased Assets”):

(a)          all fixed assets, including, without limitation, all fixtures, furniture, furnishings, equipment, products, tools, programs, communications equipment, accessories, computers, computer hardware and peripheral devices, office and other equipment and appliances, any replacement and spare parts for any such assets, and all software embedded therein and all manuals, instruction booklets, forms, guides, written warranties, bills of sales, other documents of conveyances and other materials used in connection therewith or related thereto (collectively, the “Fixed Assets”), including without limitation, all material Fixed Assets listed in Section 2.1(a) of the Borrower Disclosure Schedule, but excluding the Fixed Assets specified in Section 2.2(a);

(b)          all contact information (including the name, phone number and address), resumes and records relating to all individuals (which are listed in Section 2.1(b) of the Borrower Disclosure Schedule) that serve as temporary employees and shift workers for clients and customers of Borrower (such individuals are collectively referred to herein as the “Employee Assets”);

(c)          all books, records, files and papers (“Business Records”) that contain information relating, directly or indirectly, to the Business or the Purchased Assets, including without limitation, all client and customer lists and information relating to Borrower’s personnel and in place workforce.  To the extent any Business Records are in computer format, Borrower will, in its sole and absolute discretion, either provide hard copies or file transfers of such Business Records to Buyer;

(d)          all written contracts and agreements of Borrower related to the Business listed in Section 2.1(d) of the Borrower Disclosure Schedule (the “Assumed Contracts”) to the extent the required Consents related to the Assumed Contracts are obtained on or prior to the Closing Date;

(e)          all deposits held for the account or benefit of Borrower under the Assumed Contracts;

(f)          all Intellectual Property listed in Section 2.1(f) of the Borrower Disclosure Schedule;

(g)          all Permits listed in Section 2.1(g) of the Borrower Disclosure Schedule, to the extent transferable;

(h)         a list of any clients of the Business during the period commencing on the date of formation of Borrower and ending on the Closing Date;

(i)          all accounts receivable of Borrower; and

(j)          all of the goodwill relating to the Business or any of the Purchased Assets.

Section 2.2	Excluded Assets

Notwithstanding anything to the contrary herein, Buyer shall not purchase as part of the Article 9 Sale from Lender or Borrower any assets, properties and rights that are not included among the Purchased Assets (collectively, the “Excluded Assets”), including, without limitation:

(a)          any cash and cash equivalents other than deposits described in Section 2.1(e), including checks received pending collection as of the close of business on the Closing Date (and all rights with respect to any of the aforementioned checks if they shall be returned for insufficient funds), notes, bank deposits, certificates of deposit and marketable securities;

(b)          any deposits and cash collateral relating to Borrower’s worker’s compensation insurance programs;

(c)          any contracts and agreements, whether written or oral, other than the Assumed Contracts; provided, however, that in the event that the required Consents related to the Assumed Contracts are not obtained on or prior to the Closing Date, then the Assumed Contract for which such consent has not been obtained prior to the Closing Date shall be deemed an Excluded Asset hereunder;

(d)          any interests in any real estate including any leases;

(e)          any claims, deposits, prepayments, prepaid assets, prepaid expenses, deferred revenues, refunds, rebates, credits, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to or arising out of the ownership or operation of the Business or any of the Purchased Assets prior to the Closing;

(f)          any minute books, corporate seals, stock record books and stock transfer records of Borrower;

(g)          the Borrower Employee Plans; and

(h)          any Fixed Assets located in the State of Pennsylvania.

Section 2.3	Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and pay, honor, perform and discharge when due the following liabilities and obligations, to the extent arising and relating to the period after the Closing (collectively, the “Assumed Liabilities”):

(a)          all liabilities and obligations under the Assumed Contracts for the period after the Closing if and only if the required Consents related to applicable Assumed Contracts are obtained on or prior to the Closing Date;

(b)          all liabilities and obligations arising out of the operation of the Business after the Closing;

(c)          accounts payable of Borrower to the third parties unaffiliated with the Borrower Parties arising before the Closing and existing on the Closing Date (the “Borrower AP Payments”); provided, that Borrower shall have submitted in writing a list of all such third parties and the amount to be paid to them at least one Business Day prior to the Closing Date, and provided further, that Buyer shall not be responsible for any payment of Borrower’s accounts payable in excess of $380,000 in the aggregate;

(d)          the liabilities and obligations of Borrower outstanding on the Closing Date under the Commission Agreement, which are to be paid to Rosenthal in accordance with the payment schedule attached hereto as Annex 1 (the “Rosenthal Payment Schedule”), and all liabilities and obligations thereunder, arising after the Closing Date shall be assumed by Buyer pursuant to an Amended and Restated Commission Agreement (the “New Commission Agreement”) to be in the form attached hereto as Exhibit A; and

(e)          Obligations outstanding as of the Closing Date under the Financing Agreement, so long as said Obligations are not in excess of $4 million subject to upward adjustment to the extent the Obligations as of the Closing exceeds $4 million due to over line advances created by returned checks, plus Extraordinary Expenses (as that term is defined in the Summa Participation Agreement and the ICG Participation Agreement (as those terms are defined in the Second Amendment)), plus an amount equal to any returned checks after the Closing Date for insufficient funds with respect to Borrower’s receivables.  For the avoidance of doubt, all amounts described in this sub paragraph (e) shall be paid to Lender by wire transfer of immediately available federal funds on the Closing Date.

Section 2.4	Excluded Liabilities

Lender and Borrower each agree that Buyer shall not assume, and the Borrower Parties shall remain exclusively obligated to discharge, all liabilities and obligations of Borrower (whether known or unknown, including but not limited to any liabilities incurred with respect to the Borrower Employee Plans) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).  Buyer and each Borrower Party agree that Lender is not assuming nor shall it be liable for any liabilities and obligations of Borrower, including without limitation, any federal, state or local taxes or any liabilities incurred with respect to the Borrower Employee Plans.

Section 2.5	Purchase Consideration

Buyer’s purchase consideration (the “Purchase Consideration”) for the Purchased Assets shall be payment to Lender of an amount not to exceed $4 million (as adjusted pursuant to Section 2.3(e)) and the assumption by Buyer of the other Assumed Liabilities, including without limitation, payments made to Rosenthal pursuant to Section 2.3(d).

Section 2.6	Closing Transaction

(a)          Closing.  Unless this Agreement shall have been terminated in accordance with Section 10.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, the closing and effectiveness of the Transactions (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the Parties and Lender (the “Closing Date”), which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Bryan Cave, LLP, 1290 Avenue of the Americas, New York, NY 10104, unless another time, date or place is agreed to in writing by the Parties.

(b)          Actions and Deliveries by Lender and the Borrower Parties.  At the Closing, Lender and/or the Borrower Parties shall deliver to Buyer:

(i)        a bill of sale and assignment and assumption agreement substantially in the form of Exhibit B dated the Closing Date and duly executed by Borrower and Lender (the “Bill of Sale”); and

(ii)       the certificates and documents required to be delivered by Lender and/or the Borrower Parties, as applicable, pursuant to Section 9.2.

(c)          Actions and Deliveries by Buyer.  At the Closing, Buyer shall deliver:

(i)        to Lender, any filings or other evidence indicating that any Taxes, fees and charges described in Section 8.4 that are due on or prior to the Closing Date have been paid by Buyer;

(ii)       to Lender, the certificates and documents required to be delivered by Buyer pursuant to Section 9.3; and

(iii)      to Lender, the Bill of Sale dated the Closing Date and duly executed by Buyer;

(iv)      to Lender, a wire transfer of immediately available federal funds in an amount required by Section 2.3(e) hereof to extinguish all of Borrower’s Obligations outstanding as of the Closing Date under the Financing Agreement; and;

(v)       checks made out to third parties for the Borrower AP Payments; and

(vi)      to Rosenthal, immediately available funds in the amount to pay the amount due on the Closing Date as set forth on the Rosenthal Payment Schedule.

Section 2.7	Allocations

The Purchase Consideration shall be allocated among the Purchased Assets in accordance with Exhibit C hereto.  Each of Lender and Buyer agrees to complete (and, if required by law, file) IRS Form 8594 (and any amended Forms 8594) consistently with such allocation and, if requested by the other Party hereto, to furnish such Party with a copy of such Form prepared in draft form no less than 45 days prior to the filing due date of such Form.  Neither Lender nor Buyer shall file any Return or take a position with any taxing authority or in connection with any Tax-related Action or audit that is inconsistent with this Section 2.7.

Section 2.8	Non-Assignable Assets

Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any contracts or the transfer of any properties or assets requires the consent of any other Person or Governmental Authority and such consent has not been obtained, this Agreement shall not constitute an agreement to assign or transfer any such contracts, properties or assets or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted assignment or transfer would constitute a breach or default thereunder or otherwise materially adversely affect the rights of Buyer thereunder.  If consent to the assignment or transfer of any such contracts, properties or assets is not obtained, or if an attempted assignment or transfer thereof in the absence of such a consent would be ineffective or would materially adversely affect the rights of Buyer thereunder, then, at Buyer’s request, Borrower shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits under such contracts, properties or assets; provided that such cooperation by Borrower shall not cause Borrower to violate any terms of any such contract or any applicable Law; provided, further, that Buyer shall assume all of the post-Closing liabilities and obligations of Borrower under such contracts to the extent to which Buyer receives the post-Closing benefits thereof.  Notwithstanding the foregoing, nothing in this Section 2.8 shall require Buyer to waive any condition to Closing contained in Section 9.1 or 9.2 hereof or excuse Lender or Borrower from making all deliveries required by Section 2.6(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORROWER PARTIES

Each Borrower Party hereby jointly and severally represents and warrants to Buyer that as of the date hereof and as of the Closing:

Section 3.1	Organization and Qualification; Subsidiaries

(a)          Except as set forth in Section 3.1(a) of the Borrower Disclosure Schedule, each of the Borrower Parties that is an entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Borrower has the requisite limited liability company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted.  Except as set forth in Section 3.1(a) of the Borrower Disclosure Schedule, Borrower is in good standing in the jurisdictions set forth in Section 3.1(a) of the Borrower Disclosure Schedule, which includes each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, other than those jurisdictions in which the failure to so qualify or be in good standing would not have a Borrower Party Material Adverse Effect.

(b)          Section 3.1(b) of the Borrower Disclosure Schedule sets forth a complete and accurate list of the ownership of the membership interests of Borrower, broken down by the percentage owned by each member;

(c)          Section 3.1(c) of the Borrower Disclosure Schedule sets forth a complete and accurate list, of each state in which Borrower does business.

(d)          Borrower has no Subsidiaries.

Section 3.2	Authority Relative to this Agreement and Related Matters

Each of the Members and Borrower has all necessary corporate and limited liability company power and authority, as the case may be, to enter into this Agreement and the other agreements and instruments to be delivered by such Member or Borrower pursuant to this Agreement and to carry out its obligations hereunder and thereunder.  The execution and delivery by each of the Members and Borrower of this Agreement and the consummation by each of the Members and Borrower of the transactions contemplated hereby and thereby (the “Transactions”) have been duly authorized by all necessary corporate or limited liability company action on its part.  Mr. Goldstein is an individual residing in the State of New York and has all requisite power, authority and capacity and is competent to execute and deliver this Agreement and the other agreements and instruments to be delivered by Mr. Goldstein pursuant to this Agreement and to perform his obligations hereunder and thereunder and to consummate the Transactions.  This Agreement has been duly executed and delivered by each Member and Borrower and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes the legal, valid and binding obligation of each Borrower Party, enforceable against each such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3	Borrower Organizational Documents

Borrower has heretofore furnished to Buyer true, complete and correct copies of its certificate of formation and operating agreement (together, the “Borrower Organizational Documents”).  Such Borrower Organizational Documents are in full force and effect and none of the Members are in violation in any respect of any of the provisions of such Borrower Organizational Documents.

Section 3.4	No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by each Borrower Party does not, and the consummation by each Borrower Party of the Transactions will not, (a) conflict with or violate the organizational documents of such party, if a corporation or limited liability company, (b) conflict with or violate any Law or Order applicable to any Borrower Party, or by which a Borrower Party or any of their properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, oral or written, to which any Borrower Party is a party or by which a Borrower Party or any of their properties is bound, or (d) require any Borrower Party to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 3.4 of the Borrower Disclosure Schedule, (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or (iii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other acts or omissions could not reasonably be expected to have a Borrower Party Material Adverse Effect.

Section 3.5	Absence of Litigation

Except as disclosed in Section 3.5 of the Borrower Disclosure Schedule, as of the date hereof, to the Borrower’s knowledge (a) there is no private or governmental action, suit, proceeding, litigation, arbitration, or investigation, criminal prosecution or inquiry (“Action”) pending or, to the knowledge of Borrower, threatened against Borrower before any Governmental Authority that, if adversely determined, would have a Borrower Party Material Adverse Effect, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Borrower that has or would have a Borrower Party Material Adverse Effect.

Section 3.6	Employee Benefit Plans

Section 3.6 of the Borrower Disclosure Schedule sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by Borrower or any entity that would be deemed a “single employer” with Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit and other similar fringe and employee benefit plans, programs, written policies and arrangements, and all written employment and consulting agreements, in each case for the benefit of, or relating to, any employee or former employee of Borrower (including their beneficiaries) (collectively, the “Borrower Employee Plans”). For purposes of the preceding sentence, “material” means any program, plan, benefit, policy or arrangement involving either more than five (5) persons or aggregate liability in excess of $250,000.  Except as set forth in Section 3.6 of the Borrower Disclosure Schedule and except as would not have a Borrower Party Material Adverse Effect, with respect to any of the Borrower Employee Plans, (i) each Borrower Employee Plan (other than a Multiemployer Plan) intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, pursuant to Revenue Proceeding 2005-16, may rely upon an opinion or advisory letter; (ii) no such Borrower Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA (a “Multiple Employer Plan”), and no withdrawal liability exists with respect to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Borrower Employee Plans; (iv) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA) has been incurred, and no excise or other Taxes have been incurred or are due and owing by Borrower with respect to any of the Borrower Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no Action has been instituted or is threatened against or with respect to any Borrower Employee Plan (other than routine claims for benefits and appeals of such claims); (vi) each Borrower Employee Plan (other than a Multiemployer Plan) complies and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (vii) no Borrower Employee Plan (other than a Multiemployer Plan) is under audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Authority; (viii) except as required by Section 4980B(f) of the Code, no Borrower Employee Plan provides medical, death or welfare benefits (whether or not insured) with respect to current or former employees of Borrower beyond their retirement or other termination of employment; and (ix) the consummation of the Transactions (either alone or in conjunction with any other event) will not entitle any current or former employee of Borrower to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) or increase the amount of compensation due to any employee of Borrower.  Notwithstanding the foregoing, the representations and warranties contained in this Section 3.6 (other than the representations and warranties contained in subsections (ii), (iii) and (viii)) are qualified such that to the extent that any such representation or warranty applies to a Borrower Employee Plan that is a Multiemployer Plan, such representation or warranty shall be deemed to be to the knowledge of Borrower.

Section 3.7	Permits

Section 3.7 of the Borrower Disclosure Schedule lists the material Permits required in connection with the operation of the Business as it is now being operated and conducted by Borrower (collectively, “Borrower Permits”).  Borrower is in compliance with the terms and conditions of such Borrower Permits, except where the failure to so comply would not have a Borrower Party Material Adverse Effect, and, as of the date hereof, no revocation, suspension or cancellation of any such Borrower Permit is pending or, to the knowledge of Borrower, threatened.

Section 3.8	Purchased Assets; Business

(a)          To Borrower’s knowledge and except as set forth in Section 3.8 of the Borrower Disclosure Schedule, Borrower has good, marketable and valid title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Purchased Assets (except for such Purchased Assets disposed of as permitted by Section 6.1), in each case free and clear of all Encumbrances, except as set forth on Section 3.8 of the Borrower Disclosure Schedule. To Borrower’s knowledge and except as set forth in Section 3.8 of the Borrower Disclosure Schedule, none of the Purchased Assets are subject to any covenant or restriction prohibiting or limiting their transfer under this Agreement.  Except as set forth in Section 3.8 of the Borrower Disclosure Schedule, Borrower does not own or lease any real property.

(b)          The Purchased Assets: (i) constitute all of the assets necessary to conduct the Business in the manner in which it has been operated and conducted by Borrower in the past year and as it is currently operated and conducted, and (ii) are in the exclusive possession and control of Borrower and no person or entity other than Borrower is entitled to possession of any portion of the Purchased Assets.

Section 3.9	Assumed Contracts

Except as set forth in Section 3.9 of the Borrower Disclosure Schedule, Borrower has made available to Buyer a correct and complete copy of each Assumed Contract.  With respect to each Assumed Contract, except as set forth in Section 3.9 of the Borrower Disclosure Schedule:  (i) the Assumed Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect; (ii) Borrower is not in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Borrower under the Assumed Contract; and (iii) to each Borrower Party’s knowledge, no other party to an Assumed Contract is in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, under any such Assumed Contract.

Section 3.10	Compliance with Laws

The Business has been operated since December 31, 2009 in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not have a Borrower Party Material Adverse Effect.

Section 3.11	Labor Matters

(a)          Except as would not have a Borrower Party Material Adverse Effect and except as set forth in Section 3.11(a) of the Borrower Disclosure Schedule, to Borrower’s knowledge, Borrower: (i) is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former or retired employees or consultants of Borrower (collectively, “Borrower Employees”); and (ii) has timely withheld and paid over to the appropriate Governmental Authorities all amounts required by Law to be withheld from the wages, salaries and other payments to Borrower Employees.

(b)          Borrower is not involved in or threatened with any labor dispute, grievance or Action relating to labor, safety or discrimination matters involving any Borrower Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.  Borrower has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Borrower is not a party to, or bound by, any collective bargaining agreement with respect to Borrower Employees and no collective bargaining agreement is being negotiated by Borrower.

Section 3.12	Tax Matters

(a)          Except as set forth in Section 3.12 of the Borrower Disclosure Schedule, Borrower has filed, or will timely file, all Returns relating to Taxes of Borrower for periods ending on or prior to the Closing Date and have paid, or will timely pay, all Taxes shown thereon as owing, except where the failure to file such Returns or pay such Taxes would not have a Borrower Party Material Adverse Effect.

(b)          Except as set forth in Section 3.12 of the Borrower Disclosure Schedule, (i) there is no Action or audit pending or, to the knowledge of Borrower, threatened with respect to any liability for Tax relating to income of Borrower for which a material amount of Tax is at issue, and (ii) there is no liability for Tax pursuant to United States Treasury Regulations Section 1.1502-6 (or any comparable provision of state or local law).

Section 3.13	Brokers

Except as set forth in Section 3.13 of the Borrower Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Borrower and any such fee or commission shall be borne by Borrower.

Section 3.14	Intellectual Property

Section 3.14 of the Borrower Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property owned or licensed by Borrower.

(a)          Except as set forth in Section 3.14 of the Borrower Disclosure Schedule, to Borrower’s knowledge (i) with respect to any Intellectual Property owned by Borrower (as opposed to Intellectual Property of which Borrower is a licensee), Borrower owns all right, title and interest to all such Intellectual Property, without any conflict known to Borrower with the rights of others, (ii) no Person other than Borrower has the right to use the Intellectual Property owned by Borrower, and (iii) Borrower has the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in the Business that is owned by a party other than Borrower.

(b)          To Borrower’s knowledge, the conduct of the Business as currently conducted does not infringe upon any intellectual property right of any third party except where such infringement would not be reasonably be expected to have a Borrower Party Material Adverse Effect.

(c)          To Borrower’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of Borrower with respect to the Intellectual Property owned by it.

(d)          To Borrower’s knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Borrower, or (ii) any license, sublicense and other agreement as to which Borrower is a party and pursuant to which Borrower is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs.

(e)          To Borrower’s knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or, to Borrower’s knowledge, has been threatened, and to Borrower’s knowledge, there are no grounds for the same.

(f)          To Borrower’s knowledge, the loss or expiration of any Intellectual Property rights would not reasonably be expected to result in a Borrower Party Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable.

Section 3.15	Sound Business Judgment

Borrower believes that the execution and delivery of this Agreement by Borrower and the consummation of the transactions contemplated hereby reflect the exercise of sound business judgment by Borrower, is a proper exercise of its contractual and fiduciary duties, is fair and reasonable, and is in the best interest of Borrower and its creditors.  Borrower believes that the total consideration to be realized by Lender under this Agreement represents fair consideration and reasonably equivalent value for the Purchased Assets.  Borrower believes, as a result, there exists good and sufficient business justification to consummate the transactions contemplated hereby.

Section 3.16	Lack of Collusion; Arm’s Length Transaction

This Agreement was negotiated, proposed, and entered into by the Parties and the Lender without collusion, in good faith, and from arm’s-length bargaining positions.

Section 3.17	Bulk Sales.

The sale of the Purchased Assets does not require Borrower to provide ten (10) days' notice to the Pennsylvania Department of Revenue of the Commonwealth of Pennsylvania of such sale under Pennsylvania Statute 72 P.S. Section 7321.1, Pennsylvania Statute 72 P.S. Section 7240, Pennsylvania Statute 72 P.S. Section 788.3 or Pennsylvania Statute 72 P.S. Section 1403.

Section 3.18	Disclaimer of Liability

Notwithstanding anything to the contrary herein, express or implied, Mr. Goldstein shall not be liable, responsible, or have any indemnification obligation hereunder, to any other Party hereto, for breach of any representation, warranty, covenant, provision, or obligation hereunder, except in the case of fraud, intentional misrepresentation or willful or criminal misconduct or deceit.  Nothing contained in the immediately preceding sentence, shall limit, impair or preclude, such rights as Lender has or may have against Mr. Goldstein under the Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LENDER

Lender hereby represents and warrants to Buyer and the Borrower Parties that as of the date hereof and as of the Closing:

Section 4.1       Organization; Authority Relative to this Agreement

Lender is duly organized and a validly existing limited liability company, in good standing under the Laws of its jurisdiction of organization and has the requisite limited liability company power and authority to enter into, execute and deliver this Agreement and the other agreements and instruments to be delivered by Lender pursuant to this Agreement, consummate the Transactions (only as and to the extent its participation is required hereunder), and to carry out its obligations hereunder and thereunder.  The execution and delivery by Lender of this Agreement and the other agreements and instruments to be delivered by Lender pursuant to this Agreement, and the consummation by Lender of the Transactions (only as and to the extent its participation is required hereunder) have been duly authorized by all necessary limited liability company action on its part.  This Agreement and the other agreements and instruments to be delivered by Lender pursuant to this Agreement, have been duly executed and delivered by Lender, and constitute the legal, valid and binding obligation of Lender, enforceable against Lender in accordance with the terms hereof and thereof (except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference and other similar laws relating to or affecting the rights of creditors generally and except as the same may be subject to the effect of general principles of equity).

Section 4.2       No Conflict; Required Filings and Consents

The execution and delivery of this Agreement and the other agreements and instruments to be delivered by Lender pursuant to this Agreement do not, and the consummation by Lender of the Transactions (only as and to the extent its participation is required hereunder) will not, (a) conflict with or violate the organizational or governing documents of Lender, (b) conflict with or violate any Law or Order applicable to Lender or by which Lender or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Lender is a party or by which Lender or any of its properties is bound, or (d) require Lender to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 4.2 of the Lender Disclosure Schedule, (ii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other failures or occurrences would not prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 4.3       Absence of Litigation

Except as disclosed in Section 4.3 of the Lender Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Lender, threatened against Lender before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Lender that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 4.4       Holder of Loan Documents

Lender is the holder of the Financing Agreement and all ancillary documents thereto (the “Loan Documents”) and has not transferred Lender’s interest in the Loan Documents or the Purchased Assets, except the Loans are participated in by (a) Summa, pursuant to the Amended and Restated Participation Agreement, dated November 9, 2010, between Lender and Summa, and (b) Buyer, pursuant to the ICG Participation Agreement, dated November 9, 2010, between Lender and Buyer (the “ICG Participation Agreement”).  Copies of the Loan Documents which are identified on Schedule A to the ICG Participation Agreement, and the agreement referenced in clause (a) of the immediately preceding sentence, have been provided to Buyer and are true and correct, and, as of the date hereof, there have been no further material written amendments or written modifications thereto.

Section 4.5       No Subordination

Lender has not released any security interest or lien it has in, or consented to the sale or disposition of, any Purchased Assets (except for sales in the ordinary course of Borrower’s business and for the sale pursuant hereto) and has not heretofore sold, assigned or transferred any of the Purchased Assets being purchased hereunder.  Lender has not agreed to subordinate its security interests in the Purchased Assets to any third party.

Section 4.6       Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission from Lender in connection with the execution of this Agreement or the consummation of the Transactions and any such fee or commission shall be borne by Lender.

Section 4.7       Lack of Collusion; Arm’s Length Transaction

This Agreement was negotiated, proposed, and entered into by the Parties and Lender without collusion, in good faith, and from arm’s-length bargaining positions.

Section 4.8       No Higher Bids

Prior to the date of this Agreement, no Person submitted a bid on terms that were superior to the terms set forth in this Agreement to purchase the Purchased Assets.

Section 4.9	Limitation of Damages

OTHER THAN THE FOREGOING REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED IN THIS ARTICLE IV, LENDER MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND WHATSOEVER WITH RESPECT TO THE PURCHASED ASSETS (AND THE OTHER PARTIES HERETO EXPRESSLY AGREE THAT, EXCEPT AS PROVIDED IN THE AGREEMENT, LENDER MAKES AND GIVES NO COVENANT, UNDERTAKING, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE PURCHASED ASSETS OR ANY OTHER MATTER RELATING HERETO OR THERETO), INCLUDING, BUT NOT LIMITED TO:  TITLE, MERCHANTABILITY; FITNESS FOR ANY PARTICULAR PURPOSE; DESIGN, QUALITY, CAPACITY, CONDITION OR WORKMANSHIP; COMPLIANCE OF THE PURCHASED ASSETS WITH ANY LAW, RULE, SPECIFICATION OR CONTRACT; ANY ASPECT OF BORROWERS’ FINANCIAL CONDITION, BUSINESSES, PROSPECTS OR OPERATIONS; IMMUNITY FROM LIABILITY FOR EXCLUDED LIABILITIES; OR THE EXISTENCE OR NON-EXISTENCE OF ANY SECURITY INTEREST, LIENS OR OTHER CLAIMS OF ANY THIRD PARTIES TO THE PURCHASED ASSETS.  BUYER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LENDER SHALL HAVE NO LIABILITY TO BUYER OR TO ANY PERSON CLAIMING BY OR THROUGH BUYER FOR ANY MATTER DISCLAIMED HEREBY, OR FOR ANY INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY KIND WHATSOEVER, WHETHER ANY CLAIMS ARE BASED UPON THEORIES OF CONTRACT, NEGLIGENCE OR TORT (INCLUDING STRICT LIABILITY); AS BETWEEN LENDER AND BUYER, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Lender and the Borrower Parties as of the date hereof and as of the Closing that, except as set forth in the disclosure schedule delivered by Buyer to Lender and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”):

Section 5.1	Organization; Authority Relative to this Agreement

Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to enter into, execute and deliver this Agreement, consummate the Transactions, and to carry out its obligations hereunder.  The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference and other similar laws relating to or affecting the rights of creditors generally and except as the same may be subject to the effect of general principles of equity).

Section 5.2	No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer or by which Buyer or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties is bound, or (d) require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 5.2 of Buyer Disclosure Schedule, (ii) for any filings required by the Exchange Act, and (iii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other failures or occurrences would not prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 5.3	Absence of Litigation

Except as disclosed in Section 5.3 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against Buyer before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 5.4	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer, and any such fee or commission shall be borne by Buyer.

ARTICLE VI

COVENANTS OF BORROWER PARTIES

Section 6.1	Conduct of Business by Borrower Pending the Closing

Except as otherwise contemplated by this Agreement or as disclosed in Section 6.1 of the Borrower Disclosure Schedule, or unless Buyer shall give its prior written consent, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with its terms, Borrower shall (i) conduct the Business in the ordinary course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and maintain satisfactory relationships with its customers, client, suppliers and others having business relationships with it and (iii) not expend assets or accept liabilities that would render it materially more insolvent at the Closing Date than the Borrower was on the Execution Date.  Buyer agrees to cooperate reasonably with Borrower in connection with the foregoing.  Without limiting the generality of the foregoing, and except as contemplated by this Agreement or disclosed in Section 6.1 of the Borrower Disclosure Schedule, Borrower shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer and Lender:

(a)          amend or otherwise change the organizational documents of Borrower;

(b)          issue any additional membership interests or issue, sell or grant any option or right to acquire, or otherwise dispose of, any membership interests;

(c)          effect any dissolution, winding up, liquidation or termination of the Business;

(d)          incur or guarantee, or perform, pay or otherwise discharge, any material obligation or liability (absolute or contingent), except in the ordinary course of business;

(e)          terminate or amend in any material respect any Assumed Contract;

(f)           take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Borrower herein untrue or incorrect in any material respect;

(g)         sell, lease, license, transfer or otherwise dispose of any Purchased Assets;

(h)         merge or consolidate with any Person;

(i)          make any investment in, or make any loan or advance to, any Person, except in the ordinary course of business;

(j)          enter into any employment agreement or arrangement or make any increase in the number or compensation of persons employed in the Business;

(k)          install Mr. Goldstein as, or permit him to be, an authorized signatory with respect to the Borrower’s bank or other financial accounts; or

(l)          agree to do any of the foregoing.

Section 6.2	Notification of Certain Events

Borrower shall give prompt notice to Buyer and Lender if any of the following occurs after the date of this Agreement: (i) there has been a material failure of any Borrower Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by any Borrower Party of any material notice or other material communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a representation or warranty made in Article III to become untrue, or that would or reasonably could cause a condition in Section 9.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against any of the Borrower Parties, or any of their properties, with respect to the Transactions. No such notice to Buyer and Lender shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 6.3	Non-Competition; Non-Solicitation

(a)          Each Borrower Party hereby acknowledges that it is familiar with the Business and the trade secrets and with other confidential information related to the Business.  Each Borrower Party acknowledges and agrees that Buyer would be irreparably damaged if any of the Borrower Parties, or any of their respective Affiliates, were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by such Borrower Party would result in a significant loss of goodwill by Buyer.  Each Borrower Party further acknowledges and agrees that the covenants and agreements set forth in this Section 6.3 were made in exchange for good and sufficient consideration for the Borrower Parties and were a material inducement to Buyer to enter into this Agreement and to perform their respective obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if such Borrower Party breached the provisions of this Section 6.3.  Therefore, each Borrower Party agrees, in further consideration of the Purchased Assets and the goodwill of the Business sold by Borrower, that during the five (5) year period after the Closing Date (the “Restricted Period”), each Borrower Party shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly relating to the Business or the business engaged in by Buyer; provided that nothing herein shall prohibit any Borrower Party from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.  Each Borrower Party acknowledges that the Business and Buyer’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 6.3 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of Buyer’s business and the Business being sold by each Borrower Party pursuant to this Agreement.

(b)          Each Borrower Party agrees that it shall not (and each Borrower Party shall cause its Affiliates not to) directly, or indirectly through another Person during the Restricted Period, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between the Business, Buyer or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Business, Buyer or any of their Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6.3(b) that any such hiring within such twelve-month period is in violation of clause (i) above), or (iii) call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of Buyer, the Business, or any of their Affiliates (including any Person that was a client, customer, supplier or other potential business relation of Buyer, the Business, or any of their Affiliates at any time during the twelve month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business, Buyer or any of their Affiliates (including making any negative statements or communications about the Business, Buyer or any of their Affiliates).  After the Closing, no Borrower Party shall make any negative statements or communications about Buyer, the Business, the Purchased Assets or any of their Affiliates’ businesses.

(c)          If, at the time of enforcement of the covenants contained in this Section 6.3 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Each Borrower Party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, Buyer’s business and the substantial investment in the Business made by Buyer hereunder.

(d)          If any Borrower Party or any Affiliate of any Borrower Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Buyer and that money damages would not provide an adequate remedy to Buyer and that a bond of no more than $250 is sufficient to any action by Buyer for temporary or injunctive relief; and (ii) the right and remedy to require such Borrower Party to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(e)          In the event of any breach or violation by any Borrower Party of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(f)          Nothing contained in this Agreement shall prohibit Borrower with respect to clause (i) below, and Borrower Party and any Affiliates of Borrower Party, from (i) collecting any receivables of Borrower arising from the operation of the Business prior to the Closing, or (ii) winding down the business of Borrower (other than the Business and the Purchased Assets).

Section 6.4	Name Change

Within three Business Days of the Execution Date, the Borrower shall (i) deliver to Buyer for filing, the documents necessary to amend the organizational documents of Borrower, and (ii) take all other actions requested by Buyer to change the name of Borrower to a name sufficiently dissimilar to its name on the date hereof, in Buyer’s reasonable judgment, to avoid confusion; provided, that Buyer hereby agrees not to file such documents until on or after the Closing Date.  After the Closing Date, no Borrower or any of its respective Affiliates, shall transact business as, or use in the conduct of its businesses or otherwise, the name used by Borrower as of the date hereof or any other similar names.  From and after the Closing, each Borrower Party covenants and agrees not to and to cause its Affiliates not to use or otherwise employ any of the trade names, corporate names, dbas or similar Intellectual Property rights utilized by Borrower in the conduct of the Business, which rights are included in the Purchased Assets purchased hereunder.  If the Closing does not take place on or by the Outside Date and this Agreement has been terminated, Buyer shall promptly return to the Borrower Parties the documents delivered by them on the Execution Date pursuant to this Section 6.4.

Section 6.5	Payments to Employees

Borrower covenants and agrees that it shall pay all employees of the Business for services rendered by said employees through the day prior to the Closing Date.

Section 6.6	Representations and Warranties

Each of the Borrower Parties covenants and agrees that, except as otherwise contemplated by this Agreement or unless the other Party or Lender shall give its prior written consent, such Borrower Party shall not between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by such Borrower Party, herein untrue or incorrect in any material respect.

ARTICLE VII

COVENANTS OF BUYER AND LENDER

Section 7.1	Representations and Warranties

Each of Buyer and Lender covenant and agree, severally and not jointly, that, except as otherwise contemplated by this Agreement or unless the other Party shall give its prior written consent, neither Buyer, on the one hand, nor Lender, on the other hand, shall, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with its terms, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer, on the one hand, or Lender, on the other hand, herein untrue or incorrect in any material respect.  For the avoidance of doubt, Lender shall have no liability hereunder for a breach of this Section 7.1 by Buyer, and Buyer shall have no liability hereunder for a breach of this Section 7.1 by Lender.

Section 7.2        Notification of Certain Events.  (a)   Buyer shall give prompt written notice to Lender and the Borrower Parties if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Buyer of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 9.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Buyer, or any of their properties, with respect to the Transactions. No such notice to Lender and the Borrower Parties shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)          Lender shall give prompt written notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Lender to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Lender of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 9.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Lender with respect to the Transactions.  No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 7.3	Access to Business Records

(a)         Notwithstanding anything to the contrary herein, after the Closing Date, Borrower, Lender and/or their duly authorized representatives shall have the right, during reasonable business hours and upon three (3) Business Days’ notice, to inspect, examine and make copies of the Business Records containing records and information of Borrower through the Closing Date and all records and documentation related to permanent placement receivables, reasonably necessary for the purpose of addressing audit and regulatory matters with any Governmental Authority.  The right of Borrower and Lender to inspect, examine and make copies of such Business Records under this Section 7.3 shall survive for a period of five (5) years from the Closing Date and such right of Borrower and Lender with respect to the permanent placement receivables shall survive for  period of three (3) months from the Closing Date.

(b)         After the Closing, upon Borrower’s reasonable request, and at Borrower’s sole expense, Buyer agrees to use commercially reasonable efforts to make available to the Borrower Parties during regular business hours certain former employees of the Borrower Parties, if any, that may be hired by Buyer to the extent reasonably necessary to assist the Borrower Parties in: (i) the preparation and filing of income and other tax returns of Borrower and its Affiliates for the 2009 tax year and a portion of the 2010 tax year, and (ii) the discharge of liens and other Encumbrances against the Borrower Parties or their assets.  The preceding sentence shall not impose any obligation on the part of any Borrower Party to request Buyer’s assistance in the matters described above.  The Borrower Parties shall reimburse Buyer for all employee compensation associated with the assistance provided by the employees of Buyer to the Borrower Parties.

Section 7.4	Notice of Article 9 Sale

On the first Business Date practicable following the Execution Date, Lender will provide notice of the Article 9 Sale (each a “Individual Notice” and collectively, the “Individual Notices”), which Individual Notices shall be substantially in the form attached hereto as Exhibit D-1, to all persons and entities set forth on Exhibit E attached hereto.  Additionally as soon as possible following the execution of this Agreement, but in any event, within three Business Days following the date hereof, Lender shall cause to be published the notice in the form attached hereto as Exhibit D-2 in any of the New York Times, The Wall Street Journal or the New York Post (the “Published Notice”), and shall cause such notice to be published again 4 days following the first date of publication.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES AND LENDER

Section 8.1	Access to Information

Upon reasonable prior notice, Borrower shall afford to the officers, employees, accountants, counsel and other agents and representatives of Buyer and/or Lender reasonable access at reasonable times, during the period prior to the Closing Date or the earlier termination of this Agreement, to all of Borrower’s properties, books, contracts, commitments and records.  In addition, during such period, Borrower shall furnish to Buyer and/or Lender all information concerning the Business and Borrower’s properties and personnel as Buyer and/or Lender may reasonably request, and shall make available to Buyer and/or Lender the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Business and Borrower’s properties and personnel as Buyer and/or Lender may reasonably request.  Notwithstanding the foregoing, no such review, inquiry or investigation shall affect any representations or warranties of any of the Parties herein or the conditions to the obligations of any of the Parties.  The provisions of this Section 8.1 are in addition to and not in substitution of any rights Lender has or may have under the Loan Documents.

Section 8.2	Commercially Reasonable Efforts; Further Assurances

(a)         Upon the terms and subject to the conditions hereof, each of the Parties and Lender agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b)         From time to time after the Closing, at the request of Buyer and without further consideration, Lender and Borrower agree on their own behalf, as well as on behalf of their parents, subsidiaries, Affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Buyer to vest, record, perfect, support and/or confirm the rights herein conveyed.  Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights of any portion of the Purchased Collateral from Lender as otherwise set forth in this Agreement.

(c)         From time to time after the Closing, at the request of Buyer and without further consideration, the Borrower Parties agree, on their own behalf, as well as on behalf of their parents, subsidiaries, Affiliates, successors, assigns and legal representatives, to take such actions as may be necessary and to otherwise cooperate with Buyer in facilitating the transfer to Buyer of: (i) Borrower’s relationships with the Employee Assets and (ii) Borrower’s relationships with its clients and customers, and all accounts related thereto.

Section 8.3	Public Announcements

Each of the Parties and Lender agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Parties and Lender, as applicable (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 8.4	Transfer Taxes

Buyer shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of purchase of the Purchased Assets by Buyer and shall, at its own expense, file all necessary Returns and other documentation with respect to such Taxes, fees and charges.  Borrower shall cooperate with Buyer in the preparation and execution of these Returns, or other documentation.

Section 8.5	Release of Security Interests

Effective as of the Closing Date, and subject to Lender’s receipt of the funds required to be paid pursuant to Section 2.6(c)(iv) hereof, to the extent Lender has any security interest or other liens in any of the Purchased Assets, Lender shall release all security interests and other liens granted in favor of Lender with respect to the Purchased Assets.

Section 8.6	Release by the Borrower Parties

Effective as of the Closing Date, except for such rights expressly provided herein, and except for Borrower’s right to receive any remaining Collateral after all Obligations have been fully and completely paid and satisfied, the Borrower Parties, on behalf of themselves and their Affiliates, subsidiaries and, to the full extent applicable, their general partners, limited partners, members, successors, assigns, attorneys, employees, agents, representatives, officers and directors, hereby release Lender (which for purposes of this Section 8.6 shall include, the participants under the Summa Participation Agreement and the ICG Participation Agreement), including their respective affiliates, subsidiaries, successors, assigns, attorneys, employees, agents, representatives, officers and directors, from all claims, rights, demands, debts, liabilities, actions and causes of action of any and every type or nature whatsoever, whether known or unknown, whether arising in law or equity, or by tort or contract, relating directly or indirectly to each Borrower Party and the Loan Documents.

Section 8.7	Consents

Borrower shall use its commercially reasonable efforts to, on or prior to the Closing Date, obtain from the counterparty to each contract, agreement, lease, license or other instrument set forth in Section 3.4 of the Borrower Disclosure Schedule, such counterparty’s required consent to the Transactions, in the case of any Assumed Contracts, on terms reasonably acceptable to Buyer (the “Consents”).  Notwithstanding anything to the contrary herein, other than with respect to the Consent of (i) the Members, and (ii) Rosenthal, the inability of Borrower to obtain the Consents, despite their commercially reasonable efforts, shall not, by itself (i) constitute a failure of a condition to Closing, or (ii) prevent a Closing or give any Party the right to terminate this Agreement.  The inability to convey the Assumed Contracts shall not affect or reduce the Purchase Consideration, and such inability shall cause the Assumed Contracts to be excluded from the Purchased Assets and the Assumed Liabilities.

Section 8.8	Solicitation of Competing Offers

(a)         From and after the date of this Agreement, until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, (i) the Borrower Parties shall, and in each case shall cause their and their respective representatives, directors, officers, partners, employees, counsel, members, accountants, advisors and other authorized representative (collectively, “Representatives”) to terminate any existing discussions with third parties relating to any sale of the membership interests in Borrower, any sale of the Business or any sale of the Purchased Assets, any merger of Borrower or any joint venture or business combination involving Borrower; and (ii) the Borrower Parties shall not and each shall cause their respective Representatives not to, directly or indirectly, initiate, solicit or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate with, encourage or assist, any third party regarding any such transaction described in inquiries or proposals described in (i) above.

(b)         Lender hereby agrees that it shall not, and shall cause its affiliates and Representatives not to, cooperate, facilitate or participate in any discussions or negotiations with respect to a transaction referred to in clause (a)(ii) above.

(c)         Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prevent Lender and the Borrower Parties or their Representatives from conducting the Article 9 Sale contemplated by Article XI hereof and, in connection therewith, having discussions that might otherwise be precluded by Section 8.8(a) as to Borrower and Section 8.8(b) as to Lender.

Section 8.9	Termination of Liens

On the Closing Date, following Buyer’s delivery of any funds or documents that it is required to deliver hereunder, Buyer is authorized by each of Lender (as successor to Summa), TAI as Agent and TAI as Agent for the Members to terminate the liens upon the Purchased Assets by filing a UCC-3 Amendment.  Notwithstanding the foregoing, the UCC 3 Amendment to be provided to Buyer or its financing source by Lender pursuant to Section 9.2(n) shall be held in escrow until such time as Lender provides written confirmation to Buyer that it has received all amounts set forth in Section 2.3(e).

ARTICLE IX

CONDITIONS TO THE CLOSING

Section 9.1	Conditions to Obligations of Each Party and Lender

The respective obligations of each Party and Lender to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of the following condition:  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 9.2	Additional Conditions to Obligations of Buyer

The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)         The representations and warranties of the Borrower Parties set forth in Article III of this Agreement and the representations and warranties of Lender set forth in Article IV of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b)         Lender and each Borrower Party shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by each such party hereunder on or prior to the Closing Date, including the deliveries under Section 2.6(b).

(c)         Buyer shall have received a certificate of Lender, dated the Closing Date, signed by Lender, to the effect that the conditions specified in Sections 9.2(a) and (b) with respect to Lender have been satisfied.

(d)         Buyer shall have received a certificate of the Borrower Parties, dated the Closing Date, signed by each of such party, to the effect that the conditions specified in Sections 9.2(a) and (b) with respect to each of the Borrower Parties has been satisfied.

(e)         Buyer shall have received copies of (1) the Operating Agreement of Borrower, and (2) resolutions of the Members as to the authorization of this Agreement and the Transactions, each such item to be certified by an officer of Borrower.

(f)          Buyer shall have received all documentation as required by Section 2.6(b).

(g)         Buyer shall have received an Employment Agreement, substantially consistent with the terms set forth on Exhibit F attached hereto, dated the Closing Date and duly executed by Mark Weiss.

(h)         Buyer shall have entered into an Employment Agreement with Chris Hernandez, upon terms reasonably satisfactory to Buyer.

(i)          Buyer shall have received a legal opinion addressed to Buyer from counsel to the Borrower Parties substantially in the form attached hereto as Exhibit G.

(j)          Buyer shall have received the Assignment of Domain Names, substantially in the form of Exhibit H dated the Closing Date and duly executed by Borrower and Lender.

(k)         Buyer shall have received the Assignment of Trade Names, substantially in the form of Exhibit I dated the Closing Date and duly executed by Borrower and Lender.

(l)          Buyer shall have received the documents described in Section 6.4 hereof.

(m)        Buyer shall have received a payoff letter, in a form reasonably satisfactory to it, setting forth the amount of all financial obligations owed by Borrower as of the Closing Date under the Financing Agreement (excluding the amount of Buyer’s participation therein), which financial obligations shall not be in excess of $4.0 million on such date (it being understood that $500,000 of such amount shall be attributable to the $500,000 that Buyer has committed pursuant to the ICG Participation Agreement), as adjusted pursuant to Section 2.3(e).

(n)         Lender, as the successor in interest to Summa under the Financing Agreement, shall have delivered a UCC-3 Amendment to Buyer or its financing source, in a form reasonably acceptable to Lender and Buyer, releasing the Purchased Assets acquired by Buyer in connection with the Transactions contemplated by this Agreement, which UCC-3 Amendment shall be held in escrow as set forth in Section 8.9;

(o)         Lender shall have provided Buyer with a list of all objections to the Article 9 Sale that Lender shall have received through the Closing Date.

(p)         Buyer shall have entered into a financing arrangement acceptable to Buyer with respect to the financing of Borrower’s accounts receivable.

(q)         Buyer shall have received the Non-Compete, Non-Solicitation Agreement substantially in the form of Exhibit J attached hereto (the “Non-Compete Agreement”), executed by Mr. Goldstein.

(r)          Buyer shall have received an executed copy of the amended and restated agreement with respect to that certain Consulting Agreement, dated March 24, 2010, by Mr. Goldstein, in the form attached hereto as Exhibit K (the “New Consulting Agreement”).

(s)         Buyer shall have entered into the New Commission Agreement with Rosenthal, the Members and Tri-State, as well as any other documents or agreements reasonably requested by Rosenthal in connection therewith.

(t)          Buyer shall have received, one Business Day prior to closing from Borrower, the written list of Borrower AP Payments to be made by Buyer at closing, as well as invoices from the third parties set forth on such list, showing the amount owed by Borrower to such third party on such date.

(u)         Buyer shall have received the consent of Rosenthal to the Transactions.

(v)         Lender shall not have received a superior Competing Offer pursuant to Article XI.

Section 9.3	Additional Conditions to Obligations of Lender

The obligation of Lender to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)          The representations and warranties of Buyer set forth in Article V of this Agreement and the representations and warranties of the Borrower Parties set forth in Article III of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of that date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b)         Buyer, on the one hand, and the Borrower Parties, on the other hand, shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by them hereunder on or prior to the Closing Date, including the deliveries under Section 2.6(c).

(c)         Lender shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 9.3(a) and (b) have been satisfied.

(d)         Lender and Rosenthal, as applicable, shall have received all documentation and funds as required by Section 2.6(c).

(e)         Lender shall have received from the Borrower Parties an acknowledgment and release executed by each of the Borrower Parties in the form of Section 1.1(b)

Section 9.4	Additional Conditions to Obligations of the Borrower Parties

The obligation of the Borrower Parties to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)         receipt of the Non-Compete Agreement, executed by Buyer and Tri-State as a guarantor to Buyer’s obligations;

(b)         Mr. Goldstein shall have received an executed copy of the New Consulting Agreement executed by Buyer and Tri-State as a guarantor of Buyer’s obligations thereunder;

(c)         the New Commission Agreement, dated the Closing Date, shall have been executed by Buyer, Tri-State as a guarantor of Buyer’s obligations therein, and Rosenthal;

(d)         Buyer shall have made the payment to Lender specified in Section 2.6(c)(iv); and

(e)         If Buyer has received the information required to be delivered to it by Borrower pursuant to Section 9.2(t), then Buyer shall have made the Borrower AP Payments.

ARTICLE X

TERMINATION

Section 10.1	Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a)         by mutual written consent of Buyer and Lender;

(b)         by Lender or Buyer, if the Closing shall not have become effective on or before December 1, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party or Lender, as applicable, whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c)         by any Party or Lender, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and nonappealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party or Lender whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d)         by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by Lender of its representations, warranties, covenants, conditions or agreements contained in this Agreement, or if any representation or warranty of Lender shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b);

(e)         by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by any Borrower Party of any of such Borrower Party’s representations, warranties, covenants, conditions or agreements contained in this Agreement, or if any representation or warranty of any Borrower Party shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b);

(f)          by Lender (if Lender is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by Buyer or Borrower of any of their respective representations, warranties, covenants, conditions or agreements contained in this Agreement (or in the case of Buyer if there has been any breach of its representations, warranties, covenants, conditions or agreements under the ICG Participation Agreement) or if any representation or warranty of Buyer or Borrower shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b);

(g)         by Buyer or Lender, if Lender has complied with the terms of Article XI, and has entered into an agreement with a third party to purchase all or substantially all of the Purchased Assets; or

(h)         By Lender, if (i) it shall have received a Competing Offer at the Auction, without regard to whether such Competing Offer is from a Qualified Bidder, (ii) it intends to enter into a definitive agreement with respect to such Competing Offer, and (iii) the conditions precedent to Buyer’s obligation to consummate the Transactions set forth in Sections 9.2(g), (h) or (p) have not previously been satisfied or waived by Buyer.

Section 10.2	Effect of Termination

(a)         In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or Lender or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto or Lender shall cease, except that nothing herein shall relieve any Party or Lender from liability for any willful breach of this Agreement.  Notwithstanding the foregoing, Sections 3.14, 4.6, 5.4, 8.3, 10.1(g), 10.2, 11.2, 12.6, 12.9, and 12.10 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party or Lender from exercising any rights or remedies it may have under Section 12.9 hereof in lieu of terminating this Agreement pursuant to Section 10.1.

ARTICLE XI

CONDUCT OF ARTICLE 9 PUBLIC SALE

Section 11.1	Public Sale

(a)          At 10:00 a.m. local time on November 30, 2010, a public auction of the Purchased Assets (the “Auction”) shall occur at location to be reasonably determined by Lender and Buyer.

(b)          Any Person (other than Buyer) that wishes to submit a competing bids for the Purchased Assets at the Auction (each, a “Competing Offer”) must comply with each of the following requirements:

(i)        Any Person wishing to submit a Competing Offer must become a “Qualified Bidder” prior to the commencement of the Auction by executing a confidentiality agreement in the form attached hereto as Exhibit I and by demonstrating to Lender’s sole satisfaction evidence of committed financing or other ability to consummate its Competing Offer;

(ii)       Each Competing Offer must be submitted in a writing, and must include a contract in the form of the Competing Offer Agreement, signed by the Qualified Bidder and identifying all terms and conditions of such Competing Offer.  If the Competing Offer includes non-cash consideration, the Qualified Bidder must also indicate such Qualified Bidder’s opinion as to such consideration’s cash equivalent and the methodology used in deriving such amount;

(iii)      Each Qualified Bidder must make a cash deposit (each, a “Sale Deposit”) with Lender prior to the commencement of the Auction in the amount of $450,000, of which, $50,000 shall constitute the Breakup Fee (as defined below), which amount shall be held in escrow for the sole benefit of Buyer;

(iv)      Each Competing Offer shall remain open and irrevocable until the closing of the relevant transaction pursuant to the Final Accepted Offer (defined below);

(v)       A Competing Offer will not be considered to be a higher or better offer for the Purchased Assets unless the proposed purchase price of the Purchased Assets provides for aggregate consideration (including cash and non-cash consideration) of at least the Purchase Consideration, plus the sum of (1) the Breakup Fee and (2) $250,000, and payment of the Obligation pursuant to Section 2.3(e) must be in cash payable at Closing (the “Competing Offer Minimum Purchase Consideration”).

(c)      Subsequent overbids in excess of the Competing Offer Minimum Purchase Consideration shall be in an amount of at least $50,000 in excess of the prior bid.  The only parties who will be permitted to bid at the Auction are authorized representatives of Buyer and each Qualified Bidder physically present at the Auction.  Copies of each Competing Offer (including the conversion of non-cash consideration into cash equivalent and the methodology used in deriving same) must be provided to Buyer and each other Qualified Bidder at the Auction.  To facilitate a deliberate and orderly consideration of the Competing Offers, Lender may adjourn the Auction at any time and from time to time and may conduct multiple rounds of bidding.

(d)      At the conclusion of the Auction, Lender shall select the offer that Lender determines in its sole and absolute discretion to represent the highest and best value for the Purchased Assets, taking into account all relevant factors (such offer, the “Final Accepted Offer”).  If for any reason the party submitting the Final Accepted Offer fails to consummate its purchase of the Purchased Assets (or any part thereof), such party shall forfeit its Sale Deposit to Lender and the party submitting the next highest and best bid for the Purchased Assets shall automatically be deemed to have submitted the Final Accepted Offer.

Section 11.2	Payment of Breakup Fee

Upon the (i) consummation of a sale of the Purchased Assets to any third party, or (ii) the termination of any definitive agreement with respect to such transaction, in either case within eighteen (18) months of the date hereof, the fifty thousand dollars ($50,000) (the “Breakup Fee”) shall be immediately released from escrow and paid to Buyer upon instructions from Buyer.  The Parties and Lender agree that the Breakup Fee shall be the full and liquidated damages of Buyer arising out of any termination of this Agreement by Lender or Buyer under Section 10.1(g), and the Breakup Fee shall be paid to Buyer on the closing date of such sale.  The provisions of this Section 11.2 shall survive any termination of this Agreement pursuant to Section 10.1(g).

ARTICLE XII

GENERAL PROVISIONS

Section 12.1	Survival of Representations and Warranties; Disclosure

The representations and warranties made by the Borrower Parties in Article III of this Agreement shall survive until the date that is 15 months after the Closing Date; provided, however that the representations and warranties made by the Borrower Parties in Section 3.13 hereof shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days.  The representations and warranties made by Buyer in Article V of this Agreement shall survive until the date that is 15 months after the Closing Date.  The representations and warranties made by Lender in Article IV of this Agreement shall survive until the date that is 15 months after the Closing Date.  Disclosure by any Party in any section of its disclosure schedule shall be deemed disclosure with respect to all applicable sections so long as it is readily apparent from the context that the disclosure in one section is also applicable to such other sections.

Section 12.2	Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party or Lender may have specified by notice given to the other Party or Lender pursuant to this provision):

(a)          If to Lender:

North Mill Capital LLC
c/o Monitor Clipper Partners
Two Canal Park, Fourth Floor
Cambridge, MA 02141
Telephone: (609) 917-6200
Attention:  Jeffrey Goldrich

with a copy to:

Okin, Hollander & Deluca, L.L.P.
One Parker Plaza
Fort Lee, NJ 07024
Telephone:  (201) 947-7500
Attention:  Paul S. Hollander, Esq.

(b)          If to Buyer:

Corporate Resource Services, Inc.
160 Broadway, 11th Floor
New York, NY  10038
Telephone: (212) 346-7960
Attention:  Jay Schecter

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York  10104
Telephone: (212) 541-2000
Attention:  Kenneth L. Henderson, Esq.

(c)          If to the Borrower Parties:

Todtman, Nachamie, Spizz & Johns, P.C.
425 Park Avenue
New York, New York 10022
Telephone: (212) 754-9400
Attention:  Alex Spizz, Esq.

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 12.3	Headings

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules.  Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 12.4	Entire Agreement

This Agreement, together with the exhibits and schedules attached hereto, any other agreement or certificates delivered pursuant hereto constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties hereto and Lender with respect to the subject matter hereof, except with respect to the Loan Documents as between Lender and the Borrower Parties.

Section 12.5	Assignment; Parties in Interest

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and Lender and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article XI hereof (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons); provided that Rosenthal shall be a third party beneficiary with respect to any right or interest applicable to it hereunder.

Section 12.6	Governing Law; Consent to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.  The Parties hereto and Lender hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties and Lender hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The Parties hereto and Lender hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY AND LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY AND LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 12.7	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission or ..pdf) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.8	Severability

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 12.9	Specific Performance

(a)          The Parties hereto and Lender agree that time is of the essence of the Transactions and if the Closing shall not have occurred on or before the Outside Date, Buyer shall be entitled to seek specific enforcement of the terms and provisions of this Agreement against the breaching party, unless Buyer’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date.

(b)         The Parties and Lender hereto further agree that irreparable damage would occur in the event that the provisions of Sections 6.3, 8.3, and 8.8 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties and Lender further agree that Buyer shall be entitled to seek an injunction or restraining order to prevent breaches of these sections and to seek to enforce specifically the terms and provisions thereof, this being in addition to any other right or remedy to which Buyer may be entitled under this Agreement, at law or in equity.

Section 12.10	Fees and Expenses

Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 10.1.  Notwithstanding the foregoing, any costs and expenses incurred by Lender hereunder and any transactions contemplated hereunder shall become Obligations under the Financing Agreement and Borrower shall indemnify Lender for such fees and expenses.

Section 12.11	Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Borrower Parties, Buyer and Lender (with respect to any provision applicable to them); and, although not a party to this Agreement, Rosethal, if the proposed modification, alteration or supplement would affect Rosenthal and any of its rights or interests.

Section 12.12	Waiver

At any time prior to the Closing Date, any Party hereto or Lender may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto or Lender, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto and Lender.  The failure of any Party hereto or Lender to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XIII

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 3.6.

“Auction” shall have the meaning ascribed to it in Section 11.1(a)

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Article 9” shall have the meaning ascribed to it in the Recitals.

“Article 9 Sale” shall have the meaning ascribed to it in Section 1.2.

“Assignment and Assumption Agreement” shall have the meaning ascribed to it in Section 9.2(i).

“Assumed Contracts” shall have the meaning ascribed to it in Section 2.1(d).

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.3.

“Bill of Sale” shall have the meaning ascribed to it in Section 2.6(b)(i).

“Borrower” shall have the meaning ascribed to it in the Preamble.

“Borrower AP Payments” shall have the meaning ascribed to it in Section 2.3(c).

“Borrower Disclosure Schedule” means the disclosure schedule delivered by Borrower and attached hereto and made a part hereof.

“Borrower Employee Plans” shall have the meaning ascribed to it in Section 3.6.

“Borrower Employees” shall have the meaning ascribed to it in Section 3.11(a).

“Borrower Membership Interests” shall have the meaning ascribed to it in the Recitals.

“Borrower Organizational Documents” shall have the meaning ascribed to it in Section 3.3.

“Borrower Party” shall have the meaning ascribed to it in the Preamble.

“Borrower Party Material Adverse Effect” means a material adverse effect on (A) the Business or the Purchased Assets or (B) the ability of the Borrower Parties to consummate the Transactions, except in each case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the United States of America or changes therein which affects the business of the temporary and permanent placement of employees generally and not the Borrower in particular; (ii) national or international political conditions, including any engagement in or escalation of hostilities, pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (iv) the taking of any action by Buyer or any of its Affiliates.

“Borrower Permits” shall have the meaning ascribed to it in Section 3.7.

“Business” means the business Borrower is engaged in, consisting of the temporary and permanent placement of employees in the light industrial industry and translation and interpreting services.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Business Records” shall have the meaning ascribed to it in Section 2.1(c).

“Buyer” shall have the meaning ascribed to it in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article V.

“Closing” shall have the meaning ascribed to it in Section 2.6(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to it in the Financing Agreement.

“Commission Agreement” means that certain Commission Agreement, dated October 23, 2009, among Borrower and the Members.

“Competing Offer” shall have the meaning ascribed to it in Section 11.1(b).

“Competing Offer Agreement” means that form of agreement to be revised and submitted with a Competing Offer by a Qualified Bidder, to be in a form reasonably agreed by Buyer and Lender on or before November 16, 2010.

“Competing Offer Minimum Consideration” shall have the meaning ascribed to it in Section 11.1(b).

“Consents” shall have the meaning ascribed to it in Section 8.7.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Designated Events of Default” shall have the meaning ascribed to it in the Recitals.

“Employee Assets” shall have the meaning ascribed in Section 2.1(b).

“Employment Agreements” shall have the meaning ascribed to it in Section 9.2(g).

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, deed of trust, mortgage, option, purchase right, pledge, hypothecation security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any purchase option, call or similar right.

“ERISA” shall have the meaning ascribed to it in Section 3.7.

“Events of Default” shall have the meaning ascribed to it in the Financing Agreement.

“Exchange Act” shall have the meaning ascribed to it in Section 3.4.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.2.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 2.4.

“Execution Date” shall have the meaning ascribed to it in the Preamble.

“Final Accepted Offer” shall have the meaning ascribed to it in Section 11.1(c).

“Financing Agreement” shall have the meaning ascribed to it in the Recitals.

“Fixed Assets” shall have the meaning ascribed to it in Section 2.1(a).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“ICG Participation Agreement” shall have the meaning ascribed to it in Section 4.4.

“Individual Notice” shall have the meaning ascribed to it in Section 7.4.

“Intellectual Property” means all rights of Borrower in and to (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and foreign counterparts thereof and all registrations and renewals in connection therewith, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and other indicia of origin and corporate branding, assumed names and dbas, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) works of authorship, copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs), (f) Internet addresses, uniform resource locaters, domain names, Websites and Web pages, (g) any and all other intellectual property and proprietary rights, (h) company-wide telephone numbers and (i) goodwill related to all of the foregoing, in each case to the extent used or useful in the operation of the Business or related to the Purchased Assets.

“IRS” shall have the meaning ascribed to it in Section 3.6.

“knowledge” means, with respect to Borrower, the knowledge of Mr. Goldstein and Mark Weiss.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Lender” shall have the meaning ascribed to it in the Preamble.

“Lender Parties” shall have the meaning ascribed to it in Section 1.1(b).

“Lender Rights” shall have the meaning ascribed to it in the Recitals.

“Lender Disclosure Schedule” means the disclosure schedule delivered by Lender and attached hereto and made a part hereof.

“Loan Documents” shall have the meaning ascribed to it in Section 4.4.

“Loans” shall have the meaning ascribed to it in the Recitals.

“Members” shall have the meaning ascribed to it in the Preamble.

“Members Stock” shall have the meaning ascribed to it in the Recitals.

“Mr. Goldstein” shall have the meaning ascribed to it in the Preamble.

“Multiemployer Plan” shall have the meaning ascribed to it in Section 3.6.

“Multiple Employer Plan” shall have the meaning ascribed to it in Section 3.6.

“New Commission Agreement” shall have the meaning ascribed to it in Section 2.3(d).

“Non-Compete Agreement” shall have the meaning ascribed to it in Section 9.2(q).

“Obligations” shall have the meaning ascribed to it in the Financing Agreement.

“Order” shall have the meaning ascribed to it in Section 3.6.

“Outside Date” shall have the meaning ascribed to it in Section 10.1(b).

“Parties” shall have the meaning ascribed to it in the Preamble.

“Permits” means permits, certificates, licenses, approvals and other authorizations from Governmental Authorities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Published Notice” shall have the meaning ascribed to it in Section 7.4.

“Purchase Consideration” shall have the meaning ascribed to it in Section 2.5(a).

“Purchased Assets” shall have the meaning ascribed to it in Section 2.1.

“Qualified Bidder” shall have the meaning ascribed to it in Section 11.1(b), and shall be deemed to include Buyer.

“Representatives” shall have the meaning ascribed to it in Section 8.8.

“Restrictive Covenants” shall have the meaning ascribed to it in Section 6.3(c).

“Restricted Period” shall have the meaning ascribed to it in Section 6.3(a).

“Restricted Territories” means New York, New Jersey, Pennsylvania, Connecticut, the District of Columbia and Florida.

“Return” means, with respect to Taxes, any report, return, statement, estimate, declaration, form or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Rosenthal” means Rosenthal & Rosenthal, Inc., a New York corporation.

“Rosenthal Payment Schedule” shall have the meaning ascribed to it in Section 2.3(d).

“Sale Deposit” shall have the meaning ascribed to it in Section 11.1(b).

“Second Amendment” shall have the meaning ascribed to it in the Recitals.

“Segue” shall have the meaning ascribed to it in the Preamble.

“Subject Collateral” shall have the meaning ascribed to it in the Recitals.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Summa” shall have the meaning ascribed to it in the Recitals.

“TAI” shall have the meaning ascribed to it in the Preamble.

“TANJ” shall have the meaning ascribed to it in the Preamble.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Transactions” shall have the meaning ascribed to it in Section 3.2.

“Tri-State” means Tri-State Employment Services, Inc., an affiliate of Buyer.

“TSS” shall have the meaning ascribed to it in the Preamble.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto and Lender has caused this Agreement to be duly executed as of the date first written above.

NORTH MILL CAPITAL, LLC

By:	/s/ Jeffrey Goldrich
	Name:	Jeffrey Goldrich
	Title:	President

INTEGRATED CONSULTING GROUP OF NY LLC

By:	/s/ Eric Goldstein
	Name:	Eric Goldstein
	Title:	President

TUTTLE AGENCY OF NEW JERSEY, INC. THE TUTTLE AGENCY INC. TUTTLE SPECIALTY SERVICES INC. SEGUE SEARCH OF NEW JERSEY INC.

By:	/s/ Eric Goldstein
	Name:	Eric Goldstein
	Title:	President of each of the foregoing entities

/s/ Eric Goldstein
ERIC GOLDSTEIN, individually

[Signature Page to Foreclosure and Asset Purchase Agreement]

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Jay H. Schecter
	Name:	Jay H. Schecter
	Title:	Chief Executive Officer

[Signature Page to Foreclosure and Asset Purchase Agreement]